		Exhibit 99(a)
HSBC Finance Corporation HSBC Funding (USA) Inc. V Household Private Label Credit Card Master Note Trust I, Series 2002-1

Original Class A Principal	400,000,000.00
Number of Class A Bonds (000's)	400,000.00
Original Class B Principal	53,850,000.00
Number of Class B Bonds (000's)	53,850.00
Original Class C Principal	30,775,000.00
Number of Class C Bonds (000's)	30,775.00

Distribution Date		2005 Total

CLASS A
Class A Principal Distribution		0.00
Class A Interest Distribution		21,999,999.96

CLASS B
Class B Principal Distribution		0.00
Class B Interest Distribution		2,045,435.70

CLASS C
Class C Principal Distribution		0.00
Class C Interest Distribution		1,371,771.85